Exhibit 10.3

June 21, 2017

PERSONAL AND CONFIDENTIAL

Christophe Couturier

Re:     Separation and General Release Agreement

Dear Christophe:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms regarding your separation of employment from OvaScience, Inc. (the “Company”) in connection with a restructuring of the Company’s operations (the “Reorganization”). As more fully set forth below, the Company desires to provide you with separation benefits in exchange for certain agreements by you. This Agreement shall become effective on the eighth (8th) day following your acceptance of it (the “Effective Date”) as described below.
1.    Separation of Employment.

(a)    Your employment with the Company is anticipated to continue through and terminate effective as of the close of business on the date set forth on Schedule 1 attached hereto (the “Separation Date”). For the avoidance of doubt, subject to subparagraph (c) below, the Company will continue to compensate you at your gross bi-weekly base salary (less applicable withholdings), and you will continue to accrue vacation time, through the Separation Date. From and after the Separation Date, you shall not have any authority and shall not represent yourself as an employee or agent of the Company.

(b)    During the period between the date of this Agreement (June 21, 2017) and the Separation Date (the “Transition Period”), you will no longer be the Chief Financial Officer, principal financial officer or principal accounting officer of the Company, nor will you have any direct reports. You will, however, continue to remain employed by the Company during the Transition Period and will assist with the transition of your duties and such additional duties as may be reasonably requested by the Company. During the Transition Period, you will not be required to report to the office on a full-time basis, but you agree that you will be available upon reasonable request to aid and assist in the transition process associated with transferring knowledge of your current responsibilities and duties to other Company employees including, without limitation, being available for and responding to questions about pending matters and projects as reasonably requested by the Company.

(c)    Notwithstanding the foregoing, the Company reserves the right at any time during the Transition Period to terminate your employment on written notice, provided such termination shall not occur prior to July 5, 2017 other than for Cause (as defined in your August 24, 2016 employment agreement). If the Company terminates your employment prior to the Separation Date set forth on Schedule 1 attached hereto, the date the termination of your employment becomes effective will become the Separation Date. In the event the Company terminates your employment prior to the Separation Date set forth in Schedule 1 other than for “Cause” (as defined in your

August 24, 2016 employment agreement), you nonetheless shall remain eligible to receive the severance benefits described below in accordance with the terms of this Agreement.

(d)    Effective as of the date that you execute this Agreement, you hereby resign from the position of Treasurer of the Company.

2.    Consideration. In consideration of your promises, releases, and waivers set forth in this Agreement, including but not limited to the releases in Section 7 below, and provided that this Agreement becomes effective in accordance with its terms, the Company agrees to provide you with the following:

(a)     You shall receive separation pay (the “Separation Pay”) in the form of continued payment of your gross bi-weekly base salary, less all applicable federal, state, local and other legally required or authorized deductions, for the Severance Period set forth on Schedule 1 hereto; provided that the maximum gross amount that you shall be eligible to receive under the terms of this Agreement (i.e., before withholdings and deductions) is the Maximum Separation Pay set forth on Schedule 1. The first installment of the Separation Pay shall be paid on the Company’s first payroll date following the Separation Date and shall continue to be paid in accordance with the Company’s normal payroll practices for the duration of Severance Period.

(b)    By law, and regardless of whether you sign this Agreement, you shall have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA qualifying event shall be deemed to have occurred on the Benefits Termination Date set forth on Schedule 1. Upon your timely completion of the appropriate COBRA forms and execution of this Agreement, and subject to all the requirements of COBRA, the Company will continue to pay its portion of the premium costs for your continued participation in the Company's health and dental insurance plans during the Benefits Continuation Period set forth on Schedule 1 (the “Separation Benefits”). All other benefits shall cease as of the Separation Date. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer. You will provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits. Following the end of the Benefits Continuation Period, your eligibility to continue participation in the Company’s health and dental insurance plans under COBRA (including but not limited to the COBRA premium payments required for same) shall be subject to COBRA rules and provisions.

(c)    On or about January 5, 2017, the Company awarded you a cash retention bonus pursuant to which you were eligible to receive a retention bonus payable in two installments on June 30, 2017 and December 31, 2017, provided you remained employed with the Company on each payment date. The Company will pay you the retention bonus otherwise payable June 30, 2017 on the Company’s first payroll date following the Effective Date in the amount set forth on Schedule 1, less applicable withholdings. You will not receive the retention bonus that was otherwise payable on December 31, 2017.

(d)    You shall receive a pro rata share of your fiscal year 2017 annual bonus pursuant to the Company’s annual incentive program applicable generally to senior executives of the Company. This pro rata bonus payment shall be paid to you on the Company’s first payroll date following the Separation Date in the amount set forth on Schedule 1, less applicable withholdings.

(e)    The Company shall pay for your reasonable legal fees, not to exceed $8,000, incurred for consultation with your independent legal counsel regarding this Agreement and the Supplemental Release attached hereto. Such payment will be made within thirty (30) days of the Effective Date, or, if later, within ten (10) days of the Company’s receipt of a redacted invoice for your legal expenses from your independent legal counsel.

(f)    The Company shall not prohibit Korn Ferry from soliciting or recruiting you for potential employment with any of its clients.

3.    Equity.

(a)    You have been granted certain awards of Restricted Stock Units (the “RSU Award”) and Incentive Stock Options and/or Non-Qualified Stock Options to purchase shares of the Company’s common stock (each, an “Option Award”) pursuant to the terms of a Restricted Stock Unit Award Agreement, written Stock Option Award Agreements and/or the terms of the Company’s 2012 Stock Incentive Plan (the “Plan”), each as set forth in Schedule 2. The number of shares that are vested (the “Vested Shares”) and unvested (the “Unvested Shares”) pursuant to each RSU Award and Option Award as of the Separation Date is set forth on Schedule 2. Upon the Separation Date, the options and restricted stock units with respect to the Unvested Shares under each Option Award and the RSU Award shall be terminated and you will have no right(s) to exercise the options or receive the shares underlying the RSU Award with respect to any portion of such Unvested Shares. Following the Separation Date, you will have one hundred eighty (180) days to exercise the Vested Shares in accordance with the terms and conditions of the applicable Option Award. The parties’ rights and obligations with respect to the Vested Shares (shall remain subject to the terms and conditions of each Option Award, the applicable Option Agreement and the Plan. There are no Vested Shares pursuant to the RSU Award.

(b)    You acknowledge and agree that if you breach any term of this Agreement or the Restrictive Covenant Agreements (defined below) between the Company then all Vested Shares (to the extent that they have not been exercised) shall be immediately terminated and forfeited to the Company in accordance with the terms of each Option Award, Section 3(c) of the applicable Option Agreement and the Plan.

(c)    Except for your ability to exercise the Vested Shares in accordance with each Option Award, the applicable Option Agreement and the Plan, you represent and agree that (i) you do not own any common stock, stock options, or other equity interest in the Company other than shares of Common Stock that you have purchased in the open market, (ii) you have no right to acquire any further stock options, common stock, equity or other interest in the Company under any Option Award and/or the Plan and you shall not in the future have any right to acquire any equity or other interest in the Company under an RSU Award, Option Award, the applicable Restricted Stock Unit Agreement or Option Agreement, the Plan or any Company equity, stock or stock option plan or program (of whatever name or kind), and (iii) you shall not have any right to vest in any stock or stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company.

4.    No Amounts Owing. You acknowledge and agree that the cumulative consideration benefits set forth in Section 2 above are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the benefits to be provided to you are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge and agree that, except for the severance payments and benefits set forth in Section 2 of this Agreement and wages and vacation pay due and owing through the Separation Date, payroll through June 16, 2017 will be paid on June 23, 2017, and you have been paid and provided all remaining wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you through the date you sign this Agreement.

5.    Cooperation. You agree that following the Separation Date, you shall cooperate reasonably with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available at mutually agreeable times and places and upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Company shall reimburse you for reasonable and documented expenses actually incurred in complying with your obligations under this paragraph. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify the Human Resources Director at the Company.

6.    Confidentiality; Non-Disparagement; Related Covenants. You hereby acknowledge and agree to the following:

(a)    By no later than the Separation Date, you shall return to the Company all Company documents and property, including, but not limited to, building, office and worksite access cards or keys, corporate credit cards, Company-provided laptop computer and accessories, PDAs, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company vendors, partners, clients or customers.

(b)    Except as provided in Section 7(b), in the event that you receive an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall notify the Company of same as soon as reasonably possible and prior to disclosure, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand.

(c)    All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as provided in Section 7(b) or as otherwise mandated by state or federal law).

(d)    (i) You are bound by the Non-Competition & Non-Solicitation Agreement and Invention and Non-Disclosure Agreement between you and the Company (together the “Restrictive Covenant Agreements”), (ii) you shall honor and abide by the terms of the Restrictive Covenant Agreements, which shall survive the termination of your employment with the Company, and (iii) you shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(e)    You shall not make any statements that are disparaging about, or adverse to, the interests or business of the Company (including its officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, and direct or indirect shareholders). The Company, in turn, will instruct its executive officers to refrain from making any disparaging remarks, of any kind or nature, regarding you or your employment with the Company.

(f)    The breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Pay and Separation Benefits previously provided to you.

7.    Release of Claims.
(a)    Release. You hereby agree that by signing this Agreement and accepting the Separation Pay, Separation Benefits and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:
(i)    Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act (ADEA) and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Massachusetts Fair Employment Practices

Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.
(ii)    Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.
(iii)    Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.
(iv)    Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, unless and except as specifically set forth herein or as otherwise prohibited under applicable law.
(v)    Claims under any Company employment, compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, unless and except as specifically set forth herein.
(vi)    Any other Claim arising under any other state or federal law.
You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this Section 7(a) are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.
(b)    Release Exclusions. Notwithstanding the foregoing, this Section 7 does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) release the Company from any obligation which cannot be released as a matter of law (including obligations under workers’ compensation laws); (iii) prohibit you from filing a charge or complaint with the

Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (a “Government Agency”); (iv) limit your ability to communicate with a Government Agency, or to report information or alleged violations to a Government Agency and/or receive an award for information provided to a Government Agency, or to participate in any investigation or proceeding conducted by a Government Agency, including providing documents or other information to a Government Agency (which you may do, without notice to the Company); (v) prohibit you from challenging or seeking a determination in good faith of the validity of this waiver or release under applicable state or federal law, or impose any condition precedent, penalty, or costs for doing so unless specifically authorized by state or federal law. Notwithstanding the above-described exceptions, you understand and agree that your waiver and release are intended to be a complete bar to your financial recovery against the Company with respect to any Claims that may have been available to you up to and through the Effective Date, except those which cannot be released as a matter of law.  Accordingly, nothing herein shall be deemed to limit the Company’s right to seek dismissal of any such Claims on the basis that the signing of this Agreement constitutes a full release of individual rights and you hereby waive your right to recover any legal or equitable remedies, including reinstatement or monetary damages, in the case of any administrative claim that you file or in which you participate after this Agreement becomes enforceable. However, nothing herein should be construed as a limitation to your financial recovery by and through other third parties through other means, including any applicable whistleblower law or regulation.

(c)    As a further condition to receiving the severance described in Section 2 above, you will enter into the Supplemental Release attached to this Agreement as Exhibit A (the “Supplemental Release”) no later than twenty-one (21) days following the Separation Date. If you do not enter into the Supplemental Release during this period, or if you subsequently revoke the Supplemental Release in accordance with the terms of the Supplemental Release, you will forfeit your rights to receive the payments and benefits set forth in Section 2 of this Agreement that are not otherwise required by law.
(d)    Acknowledgment. You acknowledge and agree that, but for providing this waiver and release together with the Supplemental Release, you would not be receiving the Separation Pay, Separation Benefits and other consideration being provided to you under the terms of this Agreement. You further agree that should you breach this Section 7, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover any Separation Pay and the cost of Separation Benefits and other consideration previously provided to you pursuant to Section 2 hereof unless you successfully challenge the validity of this Agreement or the recovery of the Separation Benefits is otherwise prohibited under applicable law.
8.    ADEA Review and Revocation Period; Notice of Reduction in Force.
(a) It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, together with the Supplemental Release. To that end, you have been advised to consult with an attorney prior to executing this Agreement. The Company also is providing you with a period of at least forty-five (45) days in which to consider and accept the terms of this Agreement (the “Review Period”) by signing below and returning it to Sandy Lazzari, VP, Human Resources, OvaScience, Inc., 9 Fourth Avenue, Waltham, MA, 02451. If you execute the Agreement within less than forty-five (45) days of your receipt of this Agreement, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for at least forty-five (45) days. You agree that any modifications, material or otherwise, made to this Agreement do not and shall not restart or affect in any manner whatsoever, the original 45-day Review Period. In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it (the “Revocation Period”). To do so, you must deliver a written notice of rescission to Ms. Lazzari. To be effective, such rescission must be hand delivered or postmarked within the Revocation Period and sent by certified mail, return receipt requested, to Ms. Lazzari at the address above.
(b)    You acknowledge and agree that you have been provided with and you have reviewed the Notice of Reduction in Force attached hereto as Schedule 3, which sets forth the titles and ages of those individuals in the decisional unit that are eligible for separation benefits in connection with the Reorganization and those that are not.
9.    Voluntary Agreement. By executing this Agreement, together with the Supplemental Release, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
10.    Opportunity to Disclose. You acknowledge that you have been provided the opportunity to advise the Company as to any concerns regarding its financial statements, SEC filings and other public disclosures or any other matters that have arisen during the term of your employment, and have confirmed to the Company that you have no such concerns.
11.    Taxation. Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.
12.    Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full; provided that if any provision of Section 7 of this Agreement is held unenforceable by any court of law, and you proceed with any Claim within the scope of Section 7 against the Company (including the Company’s divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns) then you agree to return all money paid to you under Section 2 hereof, and the Company shall be relieved from any further obligation to provide you with any further Separation Pay, Separation Benefits or any other form of consideration or compensation described in this Agreement.
13.    Entire Agreement; Modifications; Choice of Law and Venue; Jury Waiver. You acknowledge and agree that, with the exception of the Restrictive Covenant Agreements, each of which shall remain in full force and effect according to their terms, this Agreement, together with the Supplemental Release, sets forth the entire agreement between you and the Company and supersedes any and all prior oral and/or written agreements d. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in the Commonwealth of Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.
14.    Successors and Assigns. This agreement shall bind and benefit the parties and their respective heirs, executors, administrators, personal representatives, successors, and assigns.
15.    Counterparts. This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.
[signature page follows]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement postmarked no later than forty-six (46) days from your receipt of this Agreement.

Very truly yours,

OvaScience, Inc.

/s/ Michelle Dipp __________________________
By:     Michelle Dipp
Its:    Executive Chair

Confirmed and Agreed:

/s/ Christophe Couturier
Name: Christophe Couturier

Dated: June 21, 2017

Schedule 1

Name	Christophe Couturier
Separation Date	July 31, 2017
Severance Period	26 weeks
Maximum Separation Pay	$210,000
Benefits Termination Date	July 31, 2017
COBRA Continuation Period: (dates in which COBRA costs will be shared)	8/1/2017 – 1/31/2018
Date Upon Which Employee is Fully Responsible for COBRA Premiums	2/1/2018
Retention Bonus Amount	$50,000.00
Pro Rata Annual Incentive Bonus Amount	$105,000

Schedule 2 – Option Awards/RSU Awards

Award Date	ISO/NQSO	Options/RSUs Awarded	Vested Shares	Unvested Shares
09/08/2016	NQSO (inducement grant)	200,000 Options	0	200,000
09.08/2016	N/A	50,000 RSUs	0	50,000
01/05/2017	ISO	100,000 Options	25,000	75,000
03/02/2017	NQSO	7,935 Options	0	7,935
03/02/2017	ISO	37,815 Options	0	37,815

Schedule 3 – Notice of Reduction in Force

NOTICE TO EMPLOYEES OF REDUCTION IN FORCE

In accordance with the Older Workers’ Benefit Protection Act, OvaScience, Inc. (the “Company”) hereby notifies you that:

1.	The Company is reducing the size of its staff due to a business reorganization and restructuring dictated by financial considerations.

2.	You are eligible to receive separation benefits as a result of this reduction in force and the resulting termination of your employment.

3.
In order to obtain separation benefits, you must, among other things, execute the attached Separation and General Release Agreement (the “Agreement”) and return it to the Company no earlier than the Separation Date and no later than the last day of the Review Period (each as defined in the Agreement).

4.
Once you have signed the Agreement and have returned it to the Company, you will have seven (7) days to revoke the Agreement by so notifying the Company in writing. You will receive no separation benefits if you revoke an executed Agreement.

5.
The following table outlines those employees of the Company’s operations in the United States (the “Decisional Unit”) that have been selected to be part of the headcount reduction and are eligible to obtain separation benefits as a result, and those who have not been selected:

Title	Age Selected	Age Not Selected
Accounting Manager		34
Associate Counsel	34
Associate Director of Scientific Communication & Medical Education		34
Cell Processing Specialist US	30
Chief Financial Officer	52
Clinical Operations Nurse	65
Clinical Research Associate	22
Commercial Operations Associate		25
Controller		39
Corporate Counsel		40
Director Cell Processing		43
Director of Strategic Sourcing		43
Director of Strategy		30
Director R&D Operations	43

Director, Data Analytics		37
Director, IT	41
Director, Process Development	40
EVP, Research & Development		49
Executive Administrator		33
Finance Associate	62
Head of Commercial		49
HR Associate		29
Human Resources Generalist		31
IP Counsel		47
Lab Manager		54
Marketing Manager	33
Process Development Associate		24
Process Development Scientist	36
Process Development Scientist		40
Quality Project Manager, Environmental Monitoring	53
Quality Systems IT Program Manager	35
Research Associate		24
Research Associate II		39
Scientist I		39
Senior Cell Processor		34
Senior Clinical Program Manager		46
Senior Director FP&A	51
Senior Director Tax and Treasury	43
Senior Director, Global Nursing Operations		60
Senior Director, Research & Development		35
Senior Documentation Specialist		32
Senior Manager, Technical Accounting & Reporting		30
Senior QA Specialist		40
Senior Scientist, Process Development		39
Senior Staff Accountant		28
Sr. Clinical Embryologist	35
Sr. Global Clinical Embryologist	37
Staff Accountant		35
Supply Chain Analyst	23
Supply Chain Associate		27
Supply Chain Manager		44
Trainer Cell Processing	36
VP, Business Development	36
VP, Global Clinical and Medical Affairs	58
VP, Global Quality	49
VP, Human Resources	40
VP, Supply Chain and Facilities	51

VP, Clinical Operations	55
VP, Corporate Communications	45

6.	There are no other employees in the Decisional Unit who are eligible to obtain these separation benefits.

EXHIBIT A
Supplemental Release

For and in consideration of the mutual agreements and promises contained in the Separation and Release Agreement between OvaScience, Inc. (the “Company”) and you (the “Separation Agreement”), including without limitation the Company’s agreement to make the payments set forth in Section 2 of the Separation Agreement not otherwise required by law, you, individually and on behalf of your heirs, executors, administrators, attorneys or representatives, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company, OvaScience, Inc., its parents, subsidiaries and Affiliates, together with each of its respective owners, principals, partners, officers, directors, employees, agents, members, managers, attorneys, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of their respective predecessors, successors, and assigns (hereinafter collectively referred to as the “Company Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, grievances, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the Effective Date including, but not limited to (1) any such Claims relating in any way to your employment relationship with the Company or any other Company Releasee, or the termination thereof, (2) Claims arising out of or relating to the Employment Agreement between you and the Company, and (3) any such Claims arising under any federal, local or state statute or regulation, including, without limitation:

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Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act (ADEA) and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.

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Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c.

151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.

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Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

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Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, unless and except as specifically set forth herein or as otherwise prohibited under applicable law.

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Claims under any Company employment, compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, unless and except as specifically set forth herein.

•	Any other Claim arising under any other state or federal law.

NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT: (I) PROHIBITS OR RESTRICTS YOU FROM FILING A CHARGE OR COMPLAINT WITH ANY FEDERAL, STATE OR LOCAL GOVERNMENT AUTHORITY, INCLUDING A CHARGE OF UNLAWFUL DISCRIMINATION WITH THE EEOC OR A STATE OR LOCAL GOVERNMENT AGENCY RESPONSIBILE FOR ENFORCING LAWS PROHIBITING DISCRIMIANTORY EMPLOYMENT PRACTICES; (II) PROHIBITS OR RESTRICTS YOU FROM COMMUNICATING WITH, PROVIDING RELEVANT INFORMATION TO OR OTHERWISE COOPERATING WITH ANY GOVERNMENTAL AUTHORITY, INCLUDING THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR A SIMILAR STATE OR LOCAL GOVERNMENT AGENCY, INCLUDING WIHTOUT LIMITATION, RESPONDING TO ANY INQUIRY FROM SUCH AUTHORITY, INCLUDING AN INQUIRY ABOUT THE EXISTENCE OF THIS AGREEMENT OR ITS UNDERLYING FACTS, OR (III) REQUIRES YOU TO NOTIFY THE COMPANY OF YOUR COMMUNICATIONS WITH OR INQUIRIES FROM ANY GOVERNMENT AUTHORITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, HOWEVER, YOU SHALL NOT BE ENTITLED TO RECOVER ANY LEGAL OR EQUITABLE REMEDIES, INCLUDING REINSTATEMENT OR MONETARY DAMAGES, IN THE CASE OF ANY ADMINISTRATIVE CLAIM THAT YOU FILE OR IN WHICH YOU PARTICIPATE, EXCEPT THAT YOU RETAIN THE RIGHT TO RECEIVE AN AWARD FOR INFORMATION PROVIDED TO A GOVERNMENT AGENCY.

You further acknowledge that (i) the Company provided you with at least twenty-one (21) days following the Separation Date in which to decide whether or not to execute this Supplemental

Release (although you may execute and deliver this Supplemental Release prior the expiration of this period); (ii) the Company advises you to discuss this Supplemental Release with your attorney, and (iii) you have seven (7) days after executing this Supplemental Release to revoke it in a written notice delivered during such seven day period to Sandy Lazzari, VP, Human Resources, OvaScience, Inc., 9 Fourth Avenue, Waltham, MA, 02451. You understand that the payments owed under Section 2 of the Separation Agreement to the extent not otherwise required by law will only be made after the foregoing seven-day revocation period has elapsed without you having revoked this Supplemental Release.

This Supplemental Release is governed by the law of the Commonwealth of Massachusetts without regard to any other State’s conflict of law rules.

The Separation Agreement and this Supplemental Release collectively constitute the entire agreement between you and the Company with respect to your separation from the Company and supersede all other existing agreements, whether written or oral, between you and the Company.

_______________________________________        Dated: ______________________
Christophe Couturier